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                                                  OMB Number           3235-0287
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[  ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   Danziger                   Leslie                 A.
--------------------------------------------------------------------------------
   (Last)                     (First)             (Middle)

   6820 Academy Parkway East NE
--------------------------------------------------------------------------------
                              (Street)

   Albuquerque                    NM                 87109
--------------------------------------------------------------------------------
   (City)                       (State)              (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   LightPath Technologies, Inc. -- LPTHA
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

================================================================================
4. Statement for Month/Year

   September 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [X] Director                          [ ] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)

================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person
================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                          Amount
                                                          of
                                          Securities      Secur-              Nature
                                          Acquired (A)    ities     Owner-    of
                                          or Disposed     Bene-     ship      Indirect
                                          of (D) (Instr.  ficially  Form:     Bene-
                           Transaction    3, 4 and 5)     Owned at  Direct    ficial
                           Code         ----------------  End (D)   or        Owner-
Title of      Transaction  (Instr. 8)          (A)        of Month  Indirect  ship
Security      Date         -----------  Amount or  Price  (Instr.   (I)       (Instr.
(Instr. 3)   (mm/dd/yy)    Code     V          (D)        3 and 4)  (Instr.4)  4)
--------------------------------------------------------------------------------------
Class A        9/1/00               G    2,500      (1)    35,450
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

======================================================================================

----------
(1) Gifted to The Worldwide Indigenous Science Network.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                           Number                                            Number   Owner-
                                           of                                                of       ship
                                           Deriv-                     Title and              Deriv-   of
                  Conver-                  ative                      Amount of              ative    Deriv-
                  sion                     Secur-                     Underlying             Secur-   ative  Nature
                  of                       ities                      Securities             ities    Secur- of
                  Exer-                    Acquired  Date             (Instr. 3      Price   Bene-    ity:   In-
                  cise             Trans-  (A) or    Exercisable and  and 4)         of      ficially Direct direct
                  Price   Trans-   action  Disposed  Expiration Date  -------------- Deriv-  Owned    (D) or Bene-
                  of      action   Code    of(D)     (Month/Day/Year)         Amount ative   at End   In-    ficial
Title of          Deriv-  Date     (Instr. (Instr.3, ----------------         or     Secur-  of       direct Owner-
Derivative        ative   (Month/  8)      4 and 5)  Date     Expira-         Number ity     Month    (I)    ship
Security          Secur-  Day/     ------  --------  Exer-    tion            of     (Instr. (Instr.  (Instr (Instr.
(Instr. 3)        ity     Year)    Code V  (A)   (D) cisable  Date    Title   Shares 5)      4)       4)     4)
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

====================================================================================================================

Explanation of Responses:

/s/ Leslie Danziger                             10/9/00
-------------------------------               -----------
**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.